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                                                                    EXHIBIT (12)

Eastman Kodak Company and Subsidiary Companies
Computation of Ratio of Earnings to Fixed Charges
(in millions, except for ratios)

                           Six Months
                             Ended
                             June 30,                      Years ended December 31,
                              2003         2002         2001          2000         1999          1998
Earnings from continuing
 operations before
 provision for income
 taxes                     $      108   $      946   $      115    $    2,132   $    2,109    $    2,106
Adjustments:
  Minority interest in
   income/(loss) of
   subsidiaries with
   fixed charges                    8           17          (11)           11          (30)            7
  Undistributed loss/
  (earnings) of equity
   method investees                23          107           77            36          (17)          (32)

  Interest expense                 71          173          219           178          142           110
  Interest component of
   rental expense (1)              27           53           42            52           47            50
  Amortization of
   capitalized interest            13           28           28            28           24            24
                           ----------   ----------   ----------    ----------   ----------    ----------

  Earnings as adjusted     $      250   $    1,324   $      470    $    2,437   $    2,275    $    2,265
                           ==========   ==========   ==========    ==========   ==========    ==========

Fixed charges:
  Interest expense                 71          173          219           178          142           110
  Interest component of
   rental expense (1)              27           53           42            52           47            50
  Capitalized interest              1            3           12            40           36            41
                           ----------   ----------   ----------    ----------   ----------    ----------
  Total fixed charges      $       99   $      229   $      273    $      270   $      225    $      201
                           ==========   ==========   ==========    ==========   ==========    ==========
Ratio of earnings to
 fixed charges                    2.5x         5.8x         1.7x          9.0x        10.1x         11.3x

(1) Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.